SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made as of this 26th day of February 2021 between Gibraltar Industries, Inc., a Delaware Corporation, with offices at 3556 Lake Shore Road, Buffalo, NY 14219 (the “Company”), and Cherri Syvrud, an individual residing at ___________ (the “Executive”). Company and Executive collectively referred to herein as the “Parties”.

RECITALS:

WHEREAS, prior to February 26, 2021, the Executive has been Senior Vice President – Human Resources of the Company;

WHEREAS, the Company and the Executive desire to set forth in writing the terms and conditions upon which the Executive shall separate from her employment with the Company and to further memorialize and confirm any payments, benefits entitlements, and any and all issues between the Parties arising in any way from Executive’s separation of employment;

WHEREAS, as a condition of the Parties providing certain benefits to the other, the Parties agree to execute and comply fully with the terms of this Agreement;
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:
CONSIDERATION:

1.Separation of Employment: Executive’s employment with the Company will be terminated by the Company without cause as of the close of business on Friday, February 26, 2021 (the “Separation Date”), and concurrently, on February 26, 2021, the Executive will resign from her position as an officer of the Company, and any and all of the Company’s subsidiaries.

2.Compensation and Unused Paid Time Off: The Company will pay Executive her regular salary at her current rate through the Separation Date. Any accrued, but unused vacation/PTO will be included in the Executive’s regularly scheduled payroll on March 5, 2021. Executive acknowledges that these payments represent all compensation due and owing from the Company, with the exception of: (a) a cash payment payable by March 31, 2021 of $79,866.67, minus all applicable wage taxes; (b) amounts Executive is entitled to receive for her 2020 MICP Award to be distributed to Executive in March 2021; (c) amounts Executive is entitled to receive based on equity (RSUs & PSUs) based compensation awards previously made to Executive, which amounts will be paid as provided under the terms of the applicable equity based compensation award; and (d) amounts that Executive has previously deferred under the MSPP and corresponding company match, which amounts will be paid to Executive in accordance with the MSPP in the manner in which Executive has elected as provided by the MSPP. A summary schedule, with estimated values for RSU, PSU awards and actual values for MSPP awards as of the Separation Date along with any remaining expected vesting dates will be provided for reference. Final calculations will be performed in accordance with the equity and MSPP plans.

3.Severance Payment: Upon the Effective Date of this Agreement as defined in paragraph 22, the Company will pay Executive a severance payment equal to Executive’s current base salary, which amount will be paid to Executive over a period of 15 months (the “Severance Period”), minus all applicable wage taxes, withholdings and deductions. The total gross amount of these payments will be $374,375.00 (the “Severance Payment”). These payments will be made bi-weekly and will be direct deposited to Executive on the Company’s normal pay dates commencing on the first normal pay date following the Effective Date. In the event of Executive’s untimely death, remaining payments of the Severance Payment shall be paid to Executive’s spouse, if any; otherwise, to Executive’s estate. This Severance Payment is contingent upon Executive signing and not revoking this Agreement.

4.Benefits: All of Executive’s rights under the Company’s Benefits Plans shall be determined in accordance with the provisions of the applicable plan(s) in which Executive participates as is in effect as of the Separation Date.

a.Executive’s coverage under the Short Term Disability program will end on the Separation Date.

b.Executive’s coverage in the Group Life Insurance Plan will continue through February 28, 2021 and terminate effective March 1, 2021. Executive will have thirty-one (31) days after coverage ends to make application for conversion to UNUM Insurance Company.
c.Executive will be provided executive health reimbursement benefits through a pre-paid debit card up to a maximum amount equal to $10,000 for calendar year 2021; and $4,166.57 for calendar year 2022 which benefits will be available within their respective calendar years. The payments that are made on Executive’s behalf using this debit card will be taxable income to Executive.

d.Executive will be provided executive financial and tax planning reimbursement benefits up to a maximum amount equal to $5,000 for calendar year 2021; and $2,083.33 for calendar year 2022 for use within the respective calendar years. The payments that are reimbursed to Executive will be taxable income.
e.Executive will be gifted her Company car, a 2018 Acura MDX, effective March 1, 2021 at fair market value. This gift will be considered taxable income. Executive understands and acknowledges that she will be solely responsible for any tax consequences.

5.Release and Waiver of Claims:

a.By executing this Agreement and not revoking it within the time specified by paragraph 22, Executive and her heirs, successors, executors, administrators, trustees, legal representatives, agents and assigns, fully and forever release (give up) and discharge (let go) the Company and its former and present parent, subsidiaries and affiliates and each of their officers, directors, employees, shareholders, members and agents (collectively “Released Parties”) from any and all demands, suits, claims and causes of action of whatever kind, known or unknown, foreseen or unforeseen, at law or in equity, which Executive had, has or may have against the Released Parties, as of the date Executive signs this Agreement, including, but not limited to:

i.Any claim that Executive’s employment with the Company and/or the termination thereof violated any alleged contractual relationship with the Company or was in any way unreasonable, wrongful, or in violation of any of the Company’s policies;

ii.Any claim for mental, physical or emotional distress or harm, or defamation;

iii.Any claim under common law for salary, compensation, benefits (excluding benefits vested by law), insurance, bonuses, severance pay, contributions, back wages, vacation, sick or other unused paid time off, or other prerequisites, other than as set forth in this Agreement;

iv.Any claim for unlawful discrimination on account of sex, race, age, disability, military status, marital status, genetic predisposition or carrier status, sexual orientation, national origin, religion or any other category protected by law, including claims under the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Illinois Fair Employment Act, the Illinois Age Discrimination Act, and any other federal, state or local law or regulation; and

v.Any other claim relating to or arising out of Executive’s employment with the Company and/or the termination thereof.

b.Notwithstanding anything to the contrary herein, by signing this Agreement Executive does not release or waive any claim that may arise after signing this Agreement, including claims to enforce her rights under this Agreement, any claim for vested benefits under the Company’s 401(k) plan, any claim for workers’ compensation benefits, or the right to file a complaint with or participate in an investigation, hearing or proceeding of any government agency or to challenge the validity of this Agreement, or any claim that may not be released or waived by law. However, except as provided in the following sentence, by signing this Agreement, Executive waives the right to receive any personal relief (i.e., monetary or equitable relief including reinstatement, costs, or attorney’s fees) as the result of the filing of any charge, administrative claim, lawsuit or other proceeding commenced by Executive or any third party (including any government agency), based on or related to any of the claims from which Executive has released the Released Parties. The waiver of the right to receive personal monetary or equitable relief provided by the preceding sentence does not apply to any right Executive may have under applicable securities laws to receive any whistleblower award.

c.In addition, Executive acknowledges and agrees that Executive: (i) has been fully and properly paid for all hours worked; (ii) has received all Family and Medical Leave Act of 1993 (“FMLA”) leave to which Executive is entitled; (iii) is not currently aware of any facts or circumstances constituting a violation of either the FMLA or the Fair Labor Standards Act, as amended (“FLSA”); and (iv) to the greatest extent permitted by applicable law, waives and releases any and all claims under the FMLA or FLSA. Executive agrees that she has not suffered any on the job injury for which Executive has not already filed a claim.

6.Pending Claims/Covenant Not to Sue: Executive has not filed any claim, charge, complaint, proceeding or lawsuit against Company or any of the other Released Parties relating to her employment or the termination of her employment, which is now pending in or with any court or agency. In addition, except as otherwise provided by paragraph 5(b) of this Agreement, Executive agrees not to file any claim, charge, complaint, proceeding or lawsuit against the Company or any of the other Released Parties, relating to her employment or the termination of her employment.

7.Actions to Effectuate Release of Claims: Executive will take all actions necessary, if any, now or in the future, to make the Release and Waiver of Claims contained in paragraph 5 above effective, including seeking and obtaining any necessary governmental or court approval.

8.Waiver of Right to Work: Executive waives and releases forever any right to be employed by or work for the Company or its parent corporation, subsidiaries and affiliates.

9. Non-Admission of Wrongdoing: The Parties deny any and all liability to each other and neither this Agreement nor the consideration provided under it shall be construed as an admission by Company and the Released Parties of any wrongdoing or any violation of any law, rule or regulation.

10.Return of Company Property and Records: Executive represents that prior to signing this Agreement, Executive returned to the Company all of its property in her possession or under her control, including, but not limited to, all documents, graphs, charts, notes, reports, memoranda, computer storage media and other materials in whatever form, and all copies thereof.

11.Non-Disparagement: Executive agrees that she will not intentionally say, write or cause to be said or written, any negative, defamatory, derogatory or disparaging statement about the Company or any of the other Released Parties or encourage or induce others to do so, in any forum or setting, public or private, by any means, including but not limited to

Internet blogs, social media sites (such as Twitter, Facebook and LinkedIn) or any other kind of electronic communication, or engage in any conduct, directly or indirectly, that would otherwise interfere with or jeopardize the business opportunities of the Released Parties or their respective operations and/or reputations. This paragraph does not prohibit any truthful statements made to any court or government agency or in response to any subpoena, court order or other legal process.

12.Non-Disclosure of Confidential Information: Executive acknowledges that during her employment, she had access to and came into possession of confidential information and/or trade secrets of the Company (collectively “Confidential Information”), including without limitation compensation information, ideas, concepts, inventions, patents, formulae, trade secrets, documents, drawings, plans, diagrams, systems, processes, customer/prospect lists, and financial, technical and marketing information and all other information obtained by Executive during her employment regarding the Company’s business or operations that is not generally available to the public. At no time shall Executive disclose to anyone, or make use of or permit the use of for her own benefit or that of others, any Confidential Information of the Company or its subsidiary and affiliated corporations learned during the course of her employment. Further, the Company notifies Executive, consistent with 18 U.S.C. § 1833(b)(3)(A), that pursuant to the Defend Trade Secrets Act (specifically, 18 U.S.C. § 1833(b): (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint filed under seal or other document filed under seal in a lawsuit or other proceeding; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

13.Duty of Cooperation: During the period of time that Executive receives the Severance Payment described in paragraph 3 above, Executive shall provide reasonable cooperation to the Company, including responding verbally to any questions concerning the work Executive performed for the Company. Further, Executive will provide reasonable cooperation to the Company, its parent, subsidiaries and affiliates in the defense of any litigation by third parties against any of them.

14.Non-Competition and Non-Solicitation: Although the Company respects Executive’s right to obtain other employment, the Parties acknowledge that the Company must be protected against unfair competition from the use or disclosure of the Company’s trade secrets and Confidential Information. Further, Executive acknowledges that the Company has a legitimate interest in protection against Executive’s competitive use of the Company’s good will, including the customer relationships which the Company has developed and enabled Executive to acquire knowledge of and/or access to through her employment and performance of services for the Company. Accordingly, as a condition of and in exchange for the severance and other benefits provided under this Agreement, Executive agrees:

a.Non-Competition: For a period ending 15 months after the Separation Date, Executive shall not, directly or indirectly, act as principal, agent, employer, employee, consultant, shareholder or otherwise engage or be interested in any entity, its successors, assigns, affiliates and related entities, which competes with any products and services offered by the Company or any of its subsidiary and affiliated corporations.

b.Non-Solicitation of Customers: For a period ending 15 months after the Separation Date, Executive shall not, without the Company’s prior written consent, do any of the following concerning any products or services related to the Company or any of its subsidiary and affiliated corporations.

i.Other than on behalf of Company, solicit or accept from any customer any orders for goods or services competitive to those provided or sold by Company or any of its subsidiary and affiliated corporations; or

ii.directly or indirectly induce or attempt to induce any customer to reduce such customer’s patronage with the Company or any of its subsidiary and affiliated corporations, by advertising to or solicitation of such customer.

For purposes of this Agreement, “customer” means any person or entity that         does business with the Company (or any of its subsidiary and affiliated corporations) as of the Separation Date.

c.Non-Solicitation of Employees: For a period ending 15 months after the Separation Date, Executive shall not, directly or indirectly, solicit or recruit any employee of the Company (or any of its subsidiary and affiliated corporations) for any employment, consulting or other kind of work with Executive or any other entity, nor will Executive in any way encourage any such employee of the Company, or any of its subsidiary and affiliated corporations, to leave his/her employment.

15.Survivability of Provisions: If paragraph 5 of this Agreement (Release and Waiver of Claims) is held to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then this entire Agreement (except the requirements of this paragraph) shall be deemed null and void and Executive shall return to the Company all consideration, or the value thereof, received for signing this Agreement (net of taxes) through the date of such determination. Any provision of this Agreement, other than paragraph 5, found to be invalid or unenforceable shall be reformed to make it enforceable in accordance with the Parties’ intent as expressed herein and applicable law, and the other provisions of this Agreement shall remain enforceable.

16.Representations and Warranties: Executive understands that the obligations contained in this Agreement and specifically the paragraphs titled Pending Claims/Covenant Not to Sue, Non-Disparagement, Return of Company Property and Records, Non-Disclosure of

Confidential Information and Duty of Cooperation are material provisions of this Agreement and as a material inducement for Company to enter into this Agreement, Executive hereby represents and warrants that between the time Executive received this Agreement and signed it, Executive has not violated them and that before this Agreement becomes effective, in whole or in part, Executive will not engage in any conduct they prohibit. These representations and warranties shall survive the signing of this Agreement.

17.Consequences of Breach: In the event that Executive commits a material breach of any of the provisions of this Agreement, including without limitation the paragraphs titled Pending Claims/Covenant Not to Sue, Non-Disparagement, Return of Company Property and Records, Non-Disclosure of Confidential Information and Duty of Cooperation, Company may cease payment of any further Severance Payment set forth in this Agreement and, upon demand by Company, Executive shall immediately return all such payments already made to Executive, and the Company may pursue any and all other relief to which it is or may be entitled under applicable law.

18.Choice of Law: This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflict of law provisions.

19.Sufficiency of Consideration: Executive acknowledges that the Severance Payment and other consideration provided to Executive as a condition of signing this Agreement are good and sufficient consideration for Executive’s promises in this Agreement and that but for this Agreement Executive would not be entitled to such consideration.

20.Consult with an Attorney: Executive acknowledges that she has been advised to consult with an attorney before signing this Agreement.

21.Execution and Return of this Agreement; 21 Days to Consider Agreement: Executive acknowledges that she has received this Agreement on February 25, 2021 and acknowledges that she has been informed hereby that she has twenty-one (21) days from that date to consider it before being required to sign it and return it to the Company. Any changes made to this Agreement after February 25, 2021 shall not restart the running of the twenty-one (21) day period. If Executive does not sign and return this Agreement to the Company before March 19, 2021, Executive will not be entitled to receive the Severance Payment described in paragraph 3 of this Agreement. In this regard, facsimile transmission of this Agreement, including e-mail delivery in Adobe pdf format will be deemed the same as delivery of a manually executed original of the same.

22.Right to Revoke Agreement and Effective Date: Executive may revoke this Agreement within seven (7) days after signing it by delivering written notice of revocation to Timothy Murphy, 5:00 p.m. Eastern Time on the seventh day of the revocation period. This Agreement shall become effective upon the expiration of the seven (7) day revocation period (the “Effective Date”).

23.Injunctive Relief: Executive agrees that upon a material breach of any of the provisions of this Agreement, including without limitation the paragraphs titled Non-Disparagement,

Return of Company Property and Records and Non-Disclosure of Confidential Information, the Company’s remedy at law would be inadequate and insufficient and, therefore, the Company shall be entitled to temporary and preliminary injunctive relief, without the posting of any bond or other undertaking, as well as permanent injunctive relief, without the necessity of proving actual damage.

24.Acknowledgment and Affirmations: Executive affirms that she has been paid and/or have received all compensation, wages, including overtime, bonuses, commissions, and/or benefits which are due and payable as of the date Executive signs this Agreement. Executive affirms that she has been granted any leave to which she was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Executive also affirms that she has not divulged any proprietary or Confidential Information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Executive’s agreement with the Company and/or common law. Executive further affirms that she has no known workplace injuries or occupational diseases. Executive further affirms that she has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Executive affirms that all of the Company’s decisions regarding her pay and benefits through the date of her execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

25.Complete Agreement: This Agreement constitutes the final, complete and exclusive Agreement between the Company and Executive regarding Executive’s termination from employment and the matters contained in this Agreement. Neither the Company nor Executive have relied upon any oral promise in signing this Agreement, and the only promises relied on are those set forth in writing in this Agreement. This Agreement may be modified or amended only by a written instrument signed by Company and Executive.

26.Knowing and Voluntary Signing: Executive acknowledges that she has read this Agreement in its entirety, that she understands all of its provisions and that she has knowingly and voluntarily signed it.

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IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and General Release effective as of the day and year below written.

Gibraltar Industries

By_________________________________________ Date: ______________________
Timothy Murphy, CFO

AGREED AND ACCEPTED:

___________________________________________ Date: _______________________
Cherri Syvrud